UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2005

Fiserv, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	0-14948	39-1506125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Fiserv Drive, Brookfield, Wisconsin 53045

(Address of principal executive offices, including zip code)

(262) 879-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 24, 2005, Fiserv, Inc. (the “Company”) completed the sale of all of the outstanding shares of BHC Investments, Inc., a securities clearing business, to Fidelity Global Brokerage Group, Inc., parent company of National Financial Services, LLC, a provider of securities clearing services, pursuant to a Stock Purchase Agreement (the “Agreement”), dated December 16, 2004, among the Company, Fiserv Clearing, Inc. and National Financial Services, LLC. The sales price paid in cash at closing was $345 million, which is subject to certain post-closing adjustments. The Agreement provides for a contingent payment of up to $15 million to be paid after the first anniversary of the closing date based on achievement of certain revenue targets.

At December 31, 2004, BHC Investments, Inc. and its operations were classified as discontinued operations on the Company’s financial statements. As a result, the assets and liabilities of BHC Investments, Inc. were classified separately on the Company’s balance sheet. For the twelve months ended December 31, 2004, the loss from discontinued operations of BHC Investments, Inc. was $17.26 million and at December 31, 2004 assets related to such discontinued operations were $2.75 billion and liabilities related to such discontinued operations were $2.41 billion.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Pro forma financial information reflecting the sale of BHC Investments, Inc. is not required because such sale was fully reflected in the Company’s financial statements contained in the Company’s Form 10-K filed for the year ended December 31, 2004 as the results of operations from, and assets and liabilities related to, BHC Investments, Inc. were reported as discontinued operations in such financial statements.

(c)	Exhibits.

2.1	Purchase Agreement, dated December 16, 2004, among Fiserv, Inc., Fiserv Clearing, Inc. and National Financial Services, LLC. (filed as Exhibit 2.1 to the Company’s Annual Report on Form 10-K dated February 25, 2005, and incorporated herein by reference (File No. 000-14948)). The schedules and exhibits to this document are not being filed herewith. The registrant agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISERV, INC.

Date: March 25, 2005	By:	/s/ Kenneth R. Jensen
Kenneth R. Jensen
Senior Executive Vice President,
Chief Financial Officer, Treasurer and
Assistant Secretary